Exhibit 99.1

IronNet Reports Fiscal Second Quarter 2023 Financial Results

Announces Management Changes

Initiates Restructuring of the Company to Include Approximately 35% Further Headcount Reduction

Secures Convertible Debt Initial Commitment of $10 Million

McLean, VA (September 14, 2022) – IronNet, Inc. (NYSE: IRNT) (“IronNet”), a leading provider of solutions Transforming Cybersecurity Through Collective DefenseSM, announced today its financial results for the fiscal second quarter ended July 31, 2022.

“We encountered unexpected headwinds in our transactional business this quarter. To contain costs, we are undertaking a further restructuring of the company with the support of our new CFO Cameron Pforr,” said General (Ret.) Keith Alexander, Chairman and co-CEO of IronNet. “We have decided to forego a call with management this quarter, until we are better able to communicate on our progress.”

Fiscal Second Quarter 2023 Financial & Operating Results

•	Annual Recurring Revenue (ARR): $26.5 million at July 31, 2022, compared to $24.1 million at the end of the same quarter last year.

•	Revenue: $6.6 million compared to $6.1 million in the same quarter last year. Cloud subscription revenue was $5.0 million, or 81% of product revenue, compared to 55% in the same quarter last year.

•	Gross Margin: 62.3% compared to 70.1% in the same quarter last year.

•

Net loss: $28.4 million compared to $17.2 million in the same quarter last year. Excluding stock-based compensation expense and transaction costs and fees, net loss for the second quarter would be $20.6 million compared to $17.0 million in the same quarter last year.

•	Dollar-based average contract length: 3.2 years for the second quarter, compared to 2.8 years in the same quarter last year.

•

Cash and cash equivalents: $9.7 million at end of the second quarter. Subsequent to the end of the quarter, the company entered into an unsecured convertible debt facility with an institutional investor pursuant to which it will borrow an initial $10 million under a promissory note with an 18-month term and a 5% annual interest rate. Upon the satisfaction of certain conditions set forth in the convertible debt facility, including conditions related to the outstanding principal balance and the prevailing share price and trading volume of the company’s common stock, the company may have the ability to borrow an additional $15 million under the facility at a future date.

•	Customer Count: 78 compared to 51 at the end of the same quarter last year.

Management Update

•

Co-CEO William Welch will resign as co-CEO and from the Board of Directors in light of the restructuring of the business, and indicated he will continue to support the company in the short term. Chris Murphy, Head of Sales Operations, will lead the sales team in the interim, reporting to GEN (Ret.) Keith Alexander.

•

Experienced software and cybersecurity executive Cameron Pforr has been appointed as IronNet’s new Chief Financial Officer (CFO), replacing current CFO James Gerber who will be departing the company to join a private cybersecurity company.

Mr. Welch commented regarding his resignation: “With costs in focus, we determined that it made sense to eliminate the co-CEO position. I am a true believer in Collective Defense, and I remain firmly committed to the IronNet mission. I will continue to support the company in any way I can be of service.”

Fiscal 2023 Outlook

•

In light of the management transitions, further restructuring of the company, and the underperformance of the transactional business this quarter, the company is withdrawing its previously issued revenue and ARR guidance for fiscal 2023.

About IronNet

Founded in 2014 by GEN (Ret.) Keith Alexander, IronNet, Inc. (NYSE: “IRNT”) is a global cybersecurity leader that is transforming how organizations secure their networks by delivering the first-ever Collective Defense platform operating at scale. Employing a number of former NSA cybersecurity operators with offensive and defensive cyber experience, IronNet integrates deep tradecraft knowledge into its industry-leading products to solve the most challenging cyber problems facing the world today. For more information, visit www.ironnet.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, its ability to transform cybersecurity, execute on its business strategy and increase market share, and the expansion of the cybersecurity market and demand for IronNet’s products and services. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside IronNet’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: IronNet’s ability to execute on its plans to develop and market new products and the timing of these development programs; IronNet’s estimates of the size of the markets for its products; the rate and degree of market acceptance of IronNet’s products; the success of other competing technologies that may become available; IronNet’s ability to identify and integrate acquisitions; management changes; the performance of IronNet’s products; potential litigation; and general economic and market conditions impacting demand for IronNet’s products. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” in IronNet’s Annual Report on Form 10-K for the year ended January 31, 2022, filed with the SEC on May 2, 2022, as updated by IronNet’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2022, to be filed with the SEC on September 14, 2022, and its subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward looking statements, and IronNet does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Certain Definitions

Annual Recurring Revenue (ARR) — Calculated at a particular measurement date as the annualized value of our then existing customer subscription contracts and the portions of other software and product contracts that are to be recognized over the course of the contracts and that are designed to renew, assuming any contract that expires during the 12 months following the measurement date is renewed on its existing terms.

Dollar-based average contract length: Calculated by multiplying the average total length of our customer contracts, measured in years or fractions thereof, by the respective revenue recognized for the last three months of each reporting period, and then dividing by the revenue attributable to software and product customers for the same three-month period used in the numerator. Because many of our customers have similar buying patterns and the average term of our contracts is more than 12 months, this metric provides a means of assessing the degree of built-in revenue repetition that exists across our customer base. Declines in average contract length are not reflective of the average lifetime of a customer.

IronNet Contact:

Nancy Fazioli - ir@ironnet.com

IronNet, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share amounts, unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,

	2022	2021	2022	2021
Product, subscription and support revenue	$6,214	$5,770	$12,657	$11,907
Professional services revenue	394	306	639	546

Total revenue	6,608	6,076	13,296	12,453
Cost of product, subscription and support revenue	2,339	1,668	4,669	3,422
Cost of professional services revenue	149	147	314	331

Total cost of revenue	2,488	1,815	4,983	3,753
Gross profit	4,120	4,261	8,313	8,700
Operating expenses
Research and development	9,715	7,571	20,442	14,462
Sales and marketing	8,754	7,687	19,420	14,836
General and administrative	13,433	5,965	29,020	11,685

Total operating expenses	31,902	21,223	68,882	40,983
Operating loss	(27,782)	(16,962)	(60,569)	(32,283)
Other income	24	8	34	16
Other expense	(664)	(248)	(1,044)	(377)
Loss before income taxes	(28,422)	(17,202)	(61,579)	(32,644)
Benefit (provision) for income taxes	7	35	(5)	(23)

Net loss	$(28,415)	$(17,167)	$(61,584)	$(32,667)

Basic and diluted net loss per common share	(0.28)	(0.25)	(0.61)	(0.49)
Weighted average shares outstanding, basic and diluted	101,352	67,421	100,346	67,303

IronNet, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands, except per share amounts, unaudited)

	July 31,	January 31,
	2022	2022
Assets
Current assets
Cash and cash equivalents	$9,650	$47,673
Accounts receivable	5,430	1,991
Unbilled receivables	564	4,637
Related party receivables and loan receivables	3,233	3,233

Accounts, related party and loans receivable	9,227	9,861
Inventory	6,588	4,581
Deferred costs	2,712	2,599
Prepaid warranty	1,021	829
Prepaid expenses	2,565	3,660
Other current assets	2,382	1,458

Total current assets	$34,145	$70,661
Deferred costs	3,413	3,243
Property and equipment, net	6,228	5,606
Prepaid warranty	1,209	1,229
Deposits and other assets	2,688	493

Total assets	$47,683	$81,232

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,253	$2,348
Accrued expenses	10,762	4,709
Deferred revenue	20,461	16,049
Deferred rent	—	159
Income tax payable	468	542
Other current liabilities	1,469	689

Total current liabilities	36,413	24,496
Deferred revenue	13,618	17,517
Deferred rent	—	769
Warrants	4	7
Other long-term liabilities	2,355	—

Total liabilities	$52,390	$42,789

Stockholders’ equity
Preferred stock, $0.0001 par value; 100,000 shares authorized; none issued or outstanding	—	—
Common stock; $0.0001 par value; 500,000 shares authorized; 101,649 and 88,876 shares issued and outstanding at July 31, 2022 and January 31, 2022, respectively	10	9
Additional paid-in capital	474,547	455,849
Accumulated other comprehensive income	6	271
Accumulated deficit	(479,270)	(417,686)
Total stockholders’ (deficit) equity	(4,707)	38,443

Total liabilities and stockholders’ (deficit) equity	$47,683	$81,232

IronNet, Inc.

Condensed Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Six Months Ended July 31,

	2022	2021
Cash flows from operating activities
Net loss	$(61,584)	$(32,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,231	445
Gain on sale of fixed assets	(9)	—
Employee stock based compensation	18,584	27
Change in fair value of warrant liabilities	(3)	—
Non-cash interest expense	165	—
Changes in operating assets and liabilities:
Accounts, related party, and loans receivable	634	(1,164)
Deferred costs	(284)	289
Inventories	(2,007)	(137)
Prepaid expenses	1,095	(486)
Other current assets	(36)	—
Prepaid warranty	(172)	234
Deposits and other assets	504	(60)
Accounts payable	905	(200)
Accrued expenses	(580)	2,951
Income tax payable	(74)	15
Other current liabilities	(2)	—
Deferred rent	—	(67)
Deferred revenue	512	(425)
Operating lease liability	(582)	—

Net cash used in operating activities	(41,703)	(31,245)

Cash flows from investing activities
Purchases of property and equipment	(1,666)	(1,232)
Proceeds from the sale of fixed assets	10	—

Net cash used in investing activities	(1,656)	(1,232)

Cash flows from financing activities
Exercise of stock options and vesting of restricted stock units	206	295
Statutory tax withholding related to net-share settlement of restricted stock units	(91)	—
Cash received to fund employee’s tax obligation for vested RSUs	19,823	—
Cash remitted to fund employee’s tax obligation for vested RSUs	(12,395)	—
Payment of commitment fee	(1,750)	—
Payment of common stock issuance costs	(96)	—
Payment of finance lease obligations	(96)	—
Proceeds from issuance of debt	—	15,000
Proceeds from stock subscriptions	—	293
Payment of deferred transaction costs	—	(486)

Net cash provided by financing activities	5,601	15,102

Effect of exchange rate changes on cash and cash equivalents	(265)	(61)

Net change in cash and cash equivalents	(38,023)	(17,436)

Cash and cash equivalents
Beginning of the period	47,673	31,543

End of the period	$9,650	$14,107